FORM 4                                                      OMB APPROVAL
                                                    ----------------------------
[ ]  Check this box if no longer                    OMB NUMBER:  3235-0287
     subject to Section 16. Form 4 or               Expires:  December 31, 2001
     Form 5 obligations may                         Estimated average burden
     continue.  See Instruction 1(b).               hours per response ...... .5
                                                    ----------------------------


                     U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, D.C. 20549


           STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

________________________________________________________________________________
1.   Name and Address of Reporting Person*

    Boshar                          Kathleen            I.
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   (Last)                           (First)             (Middle)

    c/o LSB Corporation

    30 Massachusetts Avenue
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                                    (Street)

   North Andover                     MA                  01845
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   (City)                           (State)              (Zip)


________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol


     LSB Corporation (LSBX)
________________________________________________________________________________
3.   IRS or Social Security Number of Reporting Person (Voluntary)


________________________________________________________________________________
4.   Statement for Month/Year

     July 2001

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5.   If Amendment, Date of Original (Month/Year)


________________________________________________________________________________
6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [X]  Director                             [_]  10% Owner
     [ ]  Officer (give title below)           [_]  Other (specify)


________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check Applicable Line)

     [X]  Form filed by One Reporting Person
     [_]  Form filed by More than One Reporting Person
________________________________________________________________________________


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           Table I -- Non-Derivative Securities Beneficially Owned
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
                                                                                                               6.
                                                                 4.                              5.            Owner-
                                                                 Securities Acquired (A) or      Amount of     ship
                                                    3.           Disposed (D)                    Securities    Form:      7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially  Direct     Nature of
                               2.                   Code         ------------------------------- Owned at End  (D) or     Indirect
1.                             Transaction          (Instr. 8)                   (A)             of Month      Indirect   Beneficial
Title of Security              Date                 ------------     Amount      or     Price    (Instr. 3     (I)        Ownership
(Instr. 3)                     (Month/Day/Year)     Code     V                  (D)             and 4)        (Instr. 4)  (Instr. 4)
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

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

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.


*    If the form is filed by more than one  reporting  person,  see  Instruction
     4(b)(v).

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
FORM 4 (continued)

              Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

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
                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of        Form
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    of                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of (D)        (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
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
Option to Buy       $13.90   07-26-01  A   V    2,000        (1)      07/26/11 Common    2,000            2,000     D
Common Stock                                                                   Stock
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
Explanation of Responses:

(1) The option becomes exercisable in three annual increments of 1,000 shares on 7/26/02, 500 shares on 7/26/03 and 500 shares on 7/26/04.

/s/ Kathleen I. Boshar                                   08/23/01
---------------------------------------------            -----------------------
Kathleen I. Boshar                                       Date

**Signature of Reporting Person


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


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